Filed Pursuant to Rule 433

Registration No. 333-219971

June 4, 2018

Pricing Term Sheet

Kennametal Inc.

$300,000,000 4.625% Senior Notes due 2028

Issuer:	Kennametal Inc.

Format:	SEC Registered

Principal Amount	$300,000,000

Security Type:	Senior Notes

Maturity Date:	June 15, 2028

Coupon:	4.625%

Price to Public:	99.271%

Yield to Maturity:	4.717%

Benchmark Treasury:	2.875% U.S. Treasury due May 15, 2028

Spread to Benchmark Treasury:	T+178 bps

Benchmark Treasury Price and Yield:	99-15; 2.937%

Net Proceeds to Issuer (after deducting underwriting discounts/commissions but before estimated offering expenses):	$295,863,000

Use of Proceeds:	Repayment or redemption of outstanding 2.650% Senior Notes due 2019 and for general corporate purposes.

Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2018

Optional Redemption:	The notes will be redeemable at the Issuer’s option at any time, in whole or in part. If the notes are redeemed before the date that is three months prior to maturity, the redemption price will equal the greater of par or the make-whole (Treasury Rate plus 30 bps), in each case plus accrued and unpaid interest to the redemption date.

If the notes are redeemed on or after the date that is three months prior to maturity, the redemption price will equal par, plus accrued and unpaid interest to the redemption date.

Trade Date:	June 4, 2018

Settlement Date*:	June 7, 2018

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	489170AE0
US489170AE03

Expected Ratings**:	Baa3 (Stable) Moody’s Investors Service, Inc.
BBB- (Stable) Standard & Poor’s Ratings Services
BBB (Stable) Fitch Ratings Ltd.

Joint Bookrunners:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Passive Joint Bookrunner:	PNC Capital Markets LLC

Senior Co-Managers:	Citizens Capital Markets, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.

Co-Managers:	Commerz Markets LLC
U.S. Bancorp Investments, Inc.

*	Note: It is expected that delivery of the notes will be made to investors on or about June 7, 2018, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or on the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or on the next succeeding business day should consult their own advisors.
**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement and other documents the issuer has filed with the SEC and incorporated by reference in the prospectus and preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Kennametal Inc. on June 4, 2018 relating to its prospectus dated August 14, 2017.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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